Exhibit 10.7

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2016 LONG TERM CASH INCENTIVE PROGRAM

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2016 LONG TERM CASH INCENTIVE PROGRAM

Section 1. Purpose.

The purpose of the Program is to set forth certain terms and conditions governing cash awards made under Atlas Air Worldwide Holdings, Inc.’s (“AAWW” or the “Company”) 2007 Incentive Plan, as amended (the “Plan”). The Program shall be treated for all purposes as a sub-plan or arrangement for the grant of Cash Awards under the Plan and shall be subject to the Plan, which is incorporated herein by reference. Awards under the Program are intended to qualify for the performance-based compensation exception to the limitations on tax deductibility imposed by Section 162(m) of the Code and together with the applicable terms of the Plan and Program shall be construed accordingly. The Program shall be effective as of January 1, 2016, and shall be applicable for the 2016-2018 Performance Period. Capitalized terms not defined herein shall have the meanings given in the Plan.

Section 2. Definitions.

2.1. Award shall mean an opportunity to earn benefits under the Program.

2.2. Atlas shall mean AAWW or its subsidiaries.

2.3. Board shall mean the Board of Directors of AAWW.

2.4. Beneficiary shall mean a Participant’s beneficiary designated pursuant to Section 8.

2.5. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6. Committee shall mean the Compensation Committee of the Board.

2.7. Determination Date shall have the meaning specified in Section 6.2.

2.8. Eligible Participant means any of the Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Staff Vice Presidents of Atlas, and such other Atlas officers as may from time to time be designated by the Committee.

2.9. Participant shall mean any Eligible Participant during such Eligible Participant’s period of participation in the Program.

2.10. Performance Period shall mean January 1, 2016 through December 31, 2018.

2.11. Program shall mean this Atlas Air Worldwide Holdings, Inc. 2016 Long Term Cash Incentive Program, as it may be amended from time to time.

Section 3. Administration.

The Program shall be administered by the Committee in accordance with and subject to the provisions of Section 3 of the Plan.

Section 4. Participation.

Each individual who is employed as an Eligible Participant on the first day of the Performance Period shall participate in the Program. An individual who first becomes employed as an Eligible Participant on or prior to September 30, 2016 (March 31, 2016 in the case of an individual whose Award is intended to qualify for the performance-based compensation exception to the limitations on tax deductibility imposed by Section 162(m) of the Code), may participate in the Program in the discretion of the Committee (or, in the case of officers below the level of Senior Vice President, its delegate). An individual employed by Atlas, including an Eligible Participant, may be awarded incentive compensation outside the Program in lieu of or in addition to awards, if any, under the Program.

Section 5. Determination of Awards.

5.1. Target Bonus Award. The target cash bonus payable under an Award for the Performance Period will be the amount established by the Committee (or, in the case of offices below the level of Senior Vice President, its delegate), for each Participant classification (the “Target Bonus Amount”).

5.2. Performance Measures. Payment of a cash bonus Award is conditioned upon written certification by the Committee of satisfaction of the achievement of certain internal ROIC and EBITDA Growth levels as described below (the “Performance Criteria”) during the period beginning January 1, 2016 and ending December 31, 2018 (the “Performance Period”). The actual cash bonus Award amount (the “Payable Amount”) shall be determined in accordance with Annex A hereto (the “Performance Plan Schedule”). In no event shall the Payable Amount exceed, for any Participant, the maximum amount specified in Section 4(c) of the Plan.

(1) “ROIC” for the Company shall be an average of the Company’s actual ROIC for 2016, 2017 and 2018 and shall mean a fraction where the numerator is NOPAT and the denominator is Average Invested Capital, in each case calculated in accordance with generally accepted accounting principles (“GAAP”). “NOPAT” is defined as operating income minus Cash Tax Paid. “Cash Tax Paid” is defined as income taxes as reflected on the income statement minus deferred taxes as reflected on the cash flow statement. “Average Invested Capital” is defined as the average of the beginning and ending Invested Capital during the year. “Invested Capital” is defined as capital lease obligations, plus short and long term debt plus total stockholders equity minus an amount equal to cash and cash equivalents. Invested Capital shall exclude investment amounts associated with aircraft acquisition until the first time that such aircraft is flown under a customer contract at which time all amounts accrued with respect to such aircraft shall be considered in the Average Invested Capital calculation from such date. Invested Capital shall be reduced by the amount of any investments held in the Company’s direct or indirect debt securities that remain outstanding and that have not otherwise been defeased.

(2) “EBITDA” for the Company shall mean income from continuing operations, before interest, income taxes, depreciation expense and amortization expense. EBITDA Growth shall be calculated by averaging the percentage increase or decrease in EBITDA for each of the three years ended December 31 in the Performance Period. EBITDA increase or decrease for each twelve month period shall be calculated by subtracting EBITDA for the twelve months ended December 31 for the prior year from EBITDA for the twelve months ended December 31 for the current year and dividing the resulting difference in EBITDA by the EBITDA for the twelve months ended December 31 for the prior year.

(3) In the calculation of EBITDA Growth and ROIC, amounts objectively demonstrated to be attributable to the following items will not be taken into account: (i) any gain or loss resulting from changes in accounting principles; (ii) results from discontinued operations as defined by GAAP as well as any costs related to impairments, restructurings or other discontinued activities; (iii) any impact associated with warrants issued in conjunction with Project Andromeda; (iv) any loss or gain resulting from the early extinguishment or restructuring of any debt or lease and the write-off of fees, deferred costs or debt discounts on the early extinguishment or restructuring of any debt or lease; (v) any pre-operating costs associated with Project Andromeda (vi) any integration and transition costs associated with the acquisition of Southern Air and related entities (vi) any loss or gain on the sale of aircraft, engines or other aircraft parts; (vii) any costs related to retention or recruitment or termination of officers (including, without limitation, sign-on bonuses, off-cycle cash bonuses, off-cycle equity grants, search fees, relocation and related expenses and compensation expense resulting from the accelerated vesting of equity-based awards under retirement or severance agreements); (viii) any costs related to collective bargaining, other labor negotiations, grievances or other disputes involving labor unions or flight attendants; (ix) any fees of outside advisors (including, without limitation, lawyers, accountants, bankers and rating agencies), or secondees (collectively, “Fees”) associated with refinancing or restructuring of existing financings, or business acquisitions, dispositions, mergers or combinations, joint ventures, or corporate finance transactions (including capital markets transactions); (x) Fees incurred after January 1, 2016 associated with antitrust investigations and related lawsuits in the U.S., U.K., Netherlands and elsewhere, as well as payment of any fines or penalties for such investigations or actions or any countries’ antitrust investigations and any settlement of any related matters; and (xi) Fees associated with any Brazilian customs or labor claims or investigations, as well as payment of any related fines, penalties or deposits. These adjustments shall be made on an “After-tax basis” with respect to ROIC and on a pre-tax basis with respect to EBITDA. “After-tax basis” shall mean the product of the amount of each non-recurring item times the difference between one and the ratio between allocable Cash Tax Paid for each item and AAWW’s consolidated worldwide pre-tax income for the respective fiscal year or 12-month measurement period. The ROIC ratio will exclude the unconsolidated results of Polar Air Cargo Worldwide, Inc.

Section 6. Payment of Awards under this Program.

6.1. General. A Participant will be entitled to receive payment, if any, under an Award if the Participant is still Employed by Atlas on December 31, 2018, subject to this Section 6 and Section 7 below. A Participant will receive an Award in the manner and at the times set forth in Sections 6.2, 6.3, 6.4 and Section 7.

6.2. Time of Payment. In connection with the completion of performance, the Committee shall certify, in accordance with Section 162(m) of the Code, whether and at what level the Performance Criteria have been achieved. For the purposes of this Program, the term “Determination Date” means the date in 2019 on which the Committee makes such certification. Any Payable Amount for an Award for the Performance Period shall be paid by Atlas within two weeks following the Determination Date, but in no event later than March 15, 2019.

6.3. Form of Payment. All Payable Amounts for an Award shall be paid in cash.

6.4. Termination of Employment.

(a) General. Except as provided otherwise in this Section 6.4 or Section 7, a Participant whose Employment terminates for any reason prior to the last day of the Performance Period shall forfeit such Award.

(b) Death or Termination by Reason of Disability. In the event of the Participant’s death or a termination by the Company of the Participant’s Employment with Atlas by reason of the Participant’s Disability occurring after January 1, 2016, but before the end of the Performance Period and before the occurrence of a Change in Control of the Company (as defined below), the portion of the Award that will be payable is calculated by dividing the number of days from January 1, 2016 until the date of termination of Employment by reason of Disability or death, by the total number of days in the Performance Period, and multiplying that fraction by the Payable Amount. Subject to Section 7, the reduced (prorated) Payable Amount, if any (calculated as provided in Section 5.2) shall not be payable until after the Determination Date in accordance with Section 6.2 above. For purposes of this Program, a termination of Employment shall be deemed to be by reason of “Disability” if immediately prior to such termination of Employment, the Participant shall have been continuously disabled from performing the duties assigned to the Participant for a period of not less than six consecutive calendar months and such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

(c) Termination by the Company Not For Cause after January 1, 2016. In the event of the termination of Employment of the Participant by reason of an involuntary termination by the Company and its Subsidiaries not for Cause occurring after January 1, 2016, but before the end of the Performance Period and before the occurrence of a Change in Control of the Company (as defined below), the portion of the Award that will be payable, if any, is calculated by dividing the number of days from January 1, 2016 until the date of the termination of Employment, by the total number of days in the Performance Period, multiplied by the Payable Amount. Subject to Section 7, the reduced (prorated) Payable Amount, if any (calculated as provided in Section 5.2) shall not be delivered until after the Determination Date in accordance with Section 6.2 above. For purposes of this Program, “Cause” shall mean (i) the Participant’s refusal or failure (other than during periods of illness or disability) to perform the Participant’s material duties and responsibilities to the Company or its Subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its Subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its Subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

(d) Retirement. In the event of a termination of Employment by reason of the Participant’s Retirement before the end of the Performance Period and before the occurrence of a Change in Control of the Company (as defined below), the Payable Amount shall be payable as if the Participant had been Employed for the entire Performance Period. Subject to Section 7, the Payable Amount, if any (calculated as provided in Section 5.2) shall not be delivered until after the Determination Date. For purposes of this Program, “Retirement” shall mean a termination of the Participant’s Employment with Atlas for any reason other than Cause on or after the Participant’s attainment of age sixty (60) and ten (10) years of service with Atlas; provided, however, that a voluntary resignation from Employment shall not be considered Retirement for purposes of the Program unless (i) the Participant shall have given not less than six (6) months’ advance written notice of such resignation to the Chair of the Board (or such lesser period of notice as may be determined by the Board) and (ii) such advance written notice shall have been given on or after April 1, 2017.

(e) Other Terminations of Employment. Except as provided in this Section 6.4 or in Section 7, any termination of Employment of the Participant occurring prior to the end of the Performance Period (including a termination of Employment initiated by the Participant) shall result in the immediate and automatic termination and forfeiture of the Award.

Section 7. Change in Control.

7.1. Vesting; Determination of Payable Amount. Immediately prior to a Change in Control of the Company (as defined below) unless in connection therewith an Award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, the Performance Criteria in the Performance Plan Schedule applicable to an Award, if an Award is then outstanding, shall be deemed to have been satisfied based on assumed achievement at the 200% achievement level (“Deemed CIC Achievement”) and the Company shall pay to the Participant in full satisfaction of its obligations with respect thereto cash in an amount equal to the Payable Amount on the basis of such Deemed CIC Achievement within ten (10) days following the Change in Control of the Company. Notwithstanding the immediately preceding sentence but subject to the fourth sentence of this Section 7.1 (and, solely in the case of the Chief Executive Officer, Section 7.2 below), if in connection with the Change in Control of the Company, an Award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, an Award shall become payable only if (A) the Participant remains continuously Employed by the Company or its subsidiaries until the end of the Performance Period, in which case this Award will become fully payable at the end of the Performance Period, or (B) there is a Change in Control Termination before the end of the Performance Period, in which case this Award will become fully payable in connection with the Change in Control Termination. In the case of either (A) or (B), the Company shall pay to the Participant, within ten (10) days following the period specified in (A) or the time specified in (B), as applicable, the Payable Amount on the basis of the Deemed CIC Achievement. In the event of a Change in Control of the Company, notwithstanding anything in this Section 7.1 to the contrary, if the Participant is or will become eligible for Retirement prior to the last day of the Performance Period, then this Award shall become fully payable on, and the Company shall pay the Payable Amount, on the basis of the Deemed CIC Achievement, to the Participant within ten (10) days following, the later of the date on which the Participant becomes eligible for Retirement and a Change in Control of the Company, to the extent necessary for such payment to qualify as a “short-term deferral” within the meaning of Section 1.409A-1(b)(4) of the Treasury regulations. For the avoidance of doubt, if a there is a Change in Control Termination before the end of the Performance Period and before the date on which the Employee becomes eligible for Retirement, then this Award will become fully payable in connection with the Change in Control Termination and the Company shall pay the Payable Amount, on the basis of the Deemed CIC Achievement, to the Participant within ten (10) days following such Change in Control Termination.

7.2. Vesting in Connection with Shareholder Approval of Restricted Share Issuance. Solely in the case of the Chief Executive Officer, notwithstanding anything to the contrary in this Program, the Performance Criteria in the Performance Plan Schedule applicable to an Award, if an Award is then outstanding, shall be deemed to have been satisfied based on the Deemed CIC Achievement as of immediately prior to, and the Company shall pay to the Participant in full satisfaction of its obligations with respect thereto cash in an amount equal to the Payable Amount on the basis of such Deemed CIC Achievement within ten (10) days following, the approval by the Company’s shareholders of the “Restricted Share Issuance” as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, on August 12, 2016.

7.3. Definitions. For purposes of this Program, the following definitions shall apply:

(a) “Change in Control Termination” means the termination of a Participant’s Employment following a Change in Control of the Company (I) by the Company and its subsidiaries not for Cause, (II) by the Participant for “Good Reason” (as defined below), or (III) by reason of the Participant’s death or Disability (as defined in Section 6.4(b)).

(b) “Change in Control of the Company” means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(1) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company

(however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 7);

(2) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 7);

(3) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or

(4) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 7).

(c) “Good Reason” means (i) a material reduction in a Participant’s duties and responsibilities from those of the Participant’s most recent position with the Company, (ii) a reduction of a Participant’s aggregate salary, benefits and other compensation (including incentive opportunity) from that which the Participant was most recently entitled during Employment with the Company other than in connection with a reduction as part of a general reduction applicable to all similarly-situated Participants of the Company, or (iii) a relocation of a Participant to a position that is located greater than 40 miles from the location of such Participant’s most recent principal location of employment with the Company; provided, however, that a Participant will be treated as having resigned for Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.

Section 8. Beneficiary Designation.

8.1. Designation and Change of Designation. Each Participant shall file with Atlas a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Program upon the Participant’s death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with Atlas. The last such designation received by Atlas shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by Atlas prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

8.2. Absence of Valid Designation. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall receive the payment of the amount, if any, payable under the Program upon the Participant’s death. If Atlas is in doubt as to the right of any person to receive such amount, Atlas may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or Atlas may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Program and Atlas therefor.

Section 9. General Provisions.

9.1. Program to be Unfunded. The Program is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of Atlas. All Awards shall be paid from the general funds of Atlas, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards. There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of Atlas.

9.2. Section 409A of the Code. Awards under the Program are intended to be exempt from, or comply with, the requirements of Section 409A of the Code and shall be construed and administered accordingly. Notwithstanding anything to the contrary in this Program, if at the time of the Participant’s termination of employment, the Participant is a “specified employee,” as defined below, any and all amounts payable under this Program on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b), as determined by Atlas in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Program, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Atlas to be a specified employee under Treasury regulation Section 1.409A-

1(i). Notwithstanding anything to the contrary in the Program, neither the Company, nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to be exempt from the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 9.2 shall limit the ability of the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

9.3. Rights Limited. Nothing contained in the Program shall give any Eligible Participant the right to continue in the employment of Atlas, or limit the right of Atlas to discharge an Eligible Participant.

9.4. Governing Law. The Program shall be construed and governed in accordance with the laws of the State of New York.

9.5. Taxes. There shall be deducted from all amounts paid under the Program all federal, state, local and other taxes required by law to be withheld with respect to such payments.

Section 10. Amendment, Suspension, or Termination.

The Committee reserves the right to amend, suspend, or terminate the Program at any time.

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